Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-233208

PROSPECTUS

$750,000,000
Common Stock, Preferred Stock, Debt Securities, such applicable Guarantees,
Warrants, Purchase Contracts, Rights and Units
offered by Eagle Bulk Shipping Inc.
and
47,216,654 shares of Common Stock,
10,748 Warrants,
up to 537 shares of Common Stock issuable upon exercise of the Warrants offered by Selling Shareholders
and up to 537 shares of Common Stock issuable upon exercise of the Warrants offered by Eagle Bulk Shipping Inc.

EAGLE BULK SHIPPING INC.

Through this prospectus, we may periodically offer:
(1)     common stock;
(2)     preferred stock;
(3)     debt securities, which may be guaranteed by one or more of our subsidiaries;
(3)     warrants;
(4)     purchase contracts;
(5)     rights; and
(6)     units.
We may offer and sell, from time to time in one or more offerings, the securities issued under this prospectus that have an aggregate offering price up to $750,000,000. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.
In addition, this prospectus covers the resale by certain selling shareholders identified in this prospectus or in a subsequent prospectus supplement of up to an aggregate of 47,216,654 shares of our common stock, consisting of 34,277,369 shares of common stock covered by the Previously Filed Registration Statement and 12,939,285 shares of common stock covered under this registration statement as well as up to 10,748 outstanding warrants and 537 shares of our common stock issuable upon the exercise of the outstanding warrants. The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of the common stock or warrants by the selling shareholders. See “Plan of Distribution” for additional information. In addition, we may offer and sell up to 537 shares of our common stock from time to time upon the exercise of warrants acquired by persons under this prospectus from the selling shareholders identified in this prospectus. We will receive the proceeds from the sale of such common stock.
Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “EGLE.” On September 30, 2019, the closing sales price for our common stock as reported by the Nasdaq Global Select Market was $4.38 per share.
An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 17, 2019.

i

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell any combination of the common stock, preferred stock, debt securities, which may be guaranteed by one or more of our subsidiaries, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. The prospectus also relates to 47,216,654 shares of our common stock, as well as 10,748 outstanding warrants and 537 shares of our common stock issuable upon the exercise of such warrants, which the selling shareholders named in this prospectus (or in a prospectus supplement) may sell from time to time. We will not receive any of the proceeds from sales by the selling shareholders. We have agreed to pay the expenses incurred in registering these shares and warrants, including legal and accounting fees.
This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus and neither we nor any selling shareholder take any responsibility for any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date other than the date mentioned on the cover page of these documents.
This prospectus and any accompanying prospectus supplement or free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ii

PROSPECTUS SUMMARY
This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. In this prospectus, all references to “we,” “our,” “us” and the “Company” shall refer to Eagle Bulk Shipping Inc. and, unless the context requires otherwise, its consolidated subsidiaries.
Our Company
We are Eagle Bulk Shipping Inc., a Marshall Islands corporation incorporated on March 23, 2005 and headquartered in Stamford, Connecticut. We own and operate one of the largest fleets of Supramax and Ultramax drybulk vessels in the world. As of September 27, 2019, our operating fleet totals 47 vessels, including 30 Supramax and 17 Ultramax drybulk vessels, with an aggregate carrying capacity of 2,692,241 deadweight (“dwt”), and an average age of approximately 8.9 years. Our Supramax and Ultramax drybulk vessels are equipped with cargo-handling cranes and grabs and range in size from approximately 50,000 to 65,000 dwt.
We provide transportation solutions to a diverse group of customers, including miners, producers, traders, and end users. Typical cargoes we transport include both major bulk cargoes, such as coal, grain, and iron ore, and minor bulk cargoes such as fertilizer, steel products, petcoke, cement, and forest products.
We maintain our principal executive offices at 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902 and we maintain offices in Copenhagen, Denmark and Singapore. Our telephone number at that address is (203) 276–8100. Our website address is www.eagleships.com. Information contained on our website does not constitute part of this prospectus.
Our Fleet
The following table sets forth certain information regarding our vessels as of September 27, 2019:
Vessel	Class	Dwt	Year Built
Bittern	Supramax	57,809	2009
Canary	Supramax	57,809	2009
Cape Town Eagle	Ultramax	64,000	2015
Cardinal	Supramax	55,362	2004
Crane	Supramax	57,809	2010
Crested Eagle	Supramax	55,989	2009
Copenhagen Eagle	Ultramax	64,000	2015
Crowned Eagle	Supramax	55,940	2008
Dublin Eagle	Ultramax	63,550	2015
Egret Bulker	Supramax	57,809	2010
Fairfield Eagle	Ultramax	63,301	2013
Gannet Bulker	Supramax	57,809	2010
Golden Eagle	Supramax	55,989	2010
Goldeneye	Supramax	52,421	2002
Grebe Bulker	Supramax	57,809	2010
Greenwich Eagle	Ultramax	63,301	2013
Groton Eagle	Ultramax	63,301	2013
Hamburg Eagle	Ultramax	63,334	2014
Hawk I	Supramax	50,296	2001
Ibis Bulker	Supramax	57,809	2010
Imperial Eagle	Supramax	55,989	2010
Jaeger	Supramax	52,483	2004
Jay	Supramax	57,809	2010
Kingfisher	Supramax	57,809	2010

Madison Eagle	Ultramax	63,301	2013
Martin	Supramax	57,809	2010
Mystic Eagle	Ultramax	63,301	2013
New London Eagle	Ultramax	63,140	2015
Nighthawk	Supramax	57,809	2011
Oriole	Supramax	57,809	2011
Osprey I	Supramax	50,206	2002
Owl	Supramax	57,809	2011
Petrel Bulker	Supramax	57,809	2011
Puffin Bulker	Supramax	57,809	2011
Roadrunner Bulker	Supramax	57,809	2011
Rowayton Eagle	Ultramax	63,301	2013
Sandpiper Bulker	Supramax	57,809	2011
Shrike	Supramax	53,343	2003
Singapore Eagle	Ultramax	63,386	2017
Skua	Supramax	53,350	2003
Southport Eagle	Ultramax	63,301	2013
Stamford Eagle	Ultramax	61,530	2016
Stellar Eagle	Supramax	55,989	2009
Stonington Eagle	Ultramax	63,301	2012
Sydney Eagle	Ultramax	63,523	2015
Tern	Supramax	50,209	2003
Westport Eagle	Ultramax	63,344	2015

Our Acquisition Vessels
On July 10, 2019 and July 15, 2019, we agreed to purchase six Ultramax bulk carriers for approximately $122 million, or the Acquisition Vessels, subject to final documentation and customary closing conditions.  The following table sets forth certain information regarding our Acquisition Vessels as of September 27, 2019:
Vessel	Class	Dwt (approximate)	Year Built
Acquisition Vessel #1	Ultramax	64,000	2016
Acquisition Vessel #2	Ultramax	64,000	2016
Acquisition Vessel #3	Ultramax	64,000	2015
Acquisition Vessel #4	Ultramax	64,000	2015
Acquisition Vessel #5	Ultramax	64,000	2015
Acquisition Vessel #6	Ultramax	64,000	2015

As of September 27, 2019, three of the 2015-built Acquisition vessels (Copenhagen Eagle, Dublin Eagle and Sydney Eagle) have been delivered.
Employment of Our Fleet
We use a variety of commercial strategies to employ our vessels, including time charter-out, voyage chartering, vessel and cargo arbitrage and time charter-in. We employ our fleet opportunistically in an effort to maximize earnings. We enter into charters and are continuously developing contractual relationships directly with cargo interests. These relationships and the related cargo contracts have the dual benefit of providing greater operational efficiencies and act as a balance to our naturally long position to the market. Notwithstanding the focus on voyage chartering, we consistently monitor the drybulk shipping market and, based on market conditions, will consider entering into long-term time charters when appropriate.
Our vessels operate worldwide within the trading limits imposed by governmental economic sanctions regimes and insurance terms and do not operate in countries or territories that are subject to United States, EU, United Kingdom or United Nations comprehensive country-wide or territory-wide sanctions.

Management of Our Fleet
We perform the commercial and strategic management of our operating fleet through our indirectly wholly-owned subsidiary, Eagle Bulk Management LLC, a Marshall Islands limited liability company, which maintains its principal executive offices in Stamford, Connecticut and maintain subsidiaries in Copenhagen, Denmark and Singapore. We have also established an in-house technical management function to perform day-to-day operations and maintenance of our vessels.
Business Strategy
Our vision is to be the leading integrated drybulk shipowner-operator through consistent outperformance and sustainable growth. We plan to achieve our vision by:
•
Focusing on the most attractive drybulk vessel segment. We focus on owning and operating vessels within the midsize Supramax and Ultramax segment. We consider this vessel segment to be the most versatile amongst the various drybulk asset classes due to the size and specifications of Supramax and Ultramax ships. With a dwt size ranging from 50,000 to 65,000 metric tons and a length of approximately 200 meters, Supramax and Ultramax vessels are able to accommodate large cargo quantities, but call on the majority of ports around the globe. In addition, these vessels are equipped with onboard cranes and grabs, giving them the capability to load and discharge cargoes without the need for shore-based port equipment/infrastructure. We believe the versatility and flexibility of Supramax and Ultramax vessels provide for improved risk-adjusted returns.

•
Employing an active management strategy for fleet trading. We employ an active management strategy for fleet employment with the objective of optimizing revenue performance and maximizing earnings on a risk managed basis. Through the execution of various commercial strategies employed across our global trading desks in the United States, Europe, and Asia, the Company has been able to achieve improved results and outperform the relevant market index on a consistent basis.

•
Executing on fleet renewal and growth. Since 2016, we have executed on a fleet renewal program with a total of 34 vessel sales and purchases as of September 27, 2019. We have acquired 20 modern Ultramaxes, including the six Acquisition Vessels, and sold 14 of our older and less efficient Supramaxes. We believe that these transactions have led to an improvement in the makeup and earnings generation ability of our fleet, as well as maintain our average age of our fleet.

•
Performing technical management in-house. We perform all technical management services relating to vessel maintenance, vessel repairs and crewing. We believe maintaining technical management in-house allows us to better optimize operating costs and vessel performance.

•
Implementing a prudent approach to balance sheet management. We believe the long-term success of the Company is contingent on maintaining a prudent approach to balance sheet management, including working capital optimization, moderate leverage, diversifying capital sources, lowering cost of capital, limiting interest rate exposure, and optimizing debt profile/tenor.

•
Upholding strong corporate governance. In order to ensure full alignment with our shareholders, we place a great deal of emphasis on maintaining strong corporate governance. Our corporate governance structure includes having a board of directors, which is comprised of independent directors with the sole exception of our CEO, having an independent Chairman of the Board, and having a related person transaction approval policy. We believe good corporate governance encourages accountability and transparency, and promotes good decision-making. Our corporate governance has been recognized as one of the strongest in the industry.

•
Enacting Corporate Social Responsibility (“CSR”). The business decisions we make daily onboard our ships and by our shoreside team are guided by our focus on the health and safety of our crew, our ships, and the environment. We are mindful to conduct ourselves as a responsible business, intent on encouraging accountability and transparency while promoting good decision-making.

•	Abiding by our values.
•	PASSION for excellence drives us
•	EMPOWERMENT of our people leads to better results
•	INTEGRITY defines our culture
•	RESPONSIBILITY to safety underpins every decision
•	FORWARD THINKING takes us to a more successful tomorrow

CORPORATE INFORMATION
Our principal executive offices are located at 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902 and our telephone number at that address is +1 (203) 276-8100. Our website is www.eagleships.com. The information contained in or connected to our website is not part of this prospectus.

THE OFFERING
Issuer	Eagle Bulk Shipping Inc.

Selling shareholders
The selling shareholders obtained shares of our common stock through public and private transactions, including in open market transactions and through certain share lending arrangements as described more fully below. Please see "Selling Shareholders."

Securities offered

Primary Offering:
We may use this prospectus to offer up to $750,000,000 of:

•          common stock;
•          preferred stock;
•            debt securities, which may be guaranteed by one or more of our subsidiaries;
•          warrants;
•          purchase contracts;
•          rights;
•          and units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

In addition, in the event of the sale of any Existing Warrants by selling shareholders hereunder as described below, we may issue shares of common stock to the purchasers of such Existing Warrants when and if such Existing Warrants are exercised by such purchasers.

Secondary Offering
The selling shareholders may offer:

Up to an aggregate of 47,216,654 shares of our common stock, including shares that are covered by the share lending arrangements described below and up to 537 shares of common stock issuable upon exercise of the Existing Warrants, or the Warrant Shares.

Up to an aggregate of 10,748 of the Existing Warrants, which are exercisable for 537 shares of common stock.

See "Use of Proceeds" and "Plan of Distribution."

Share Lending Arrangements
Concurrently with our recent offering of convertible notes, up to 3,582,880 of shares of our common stock were offered by the selling shareholders named in our prospectus supplement dated July 25, 2019, who borrowed such shares through share lending arrangements (the "Initial Share Lending Arrangements") with Jefferies LLC ("Jefferies"), which in turn borrowed the shares (the "Initial Loan") from an entity affiliated with Oaktree Capital Management L.P. (the "Initial Lender"), one of our shareholders. The Initial Loan will be available until the time that the Initial Lender requires the return of the shares under the Initial Loan, which may occur within a standard settlement cycle upon notice to Jefferies (in no event later than 5 business days after such notice). The Initial Loan may also be terminated under certain other circumstances specified thereunder. In addition, on August 8, 2019, we loaned 3,582,880 newly-issued shares of common stock to Jefferies Capital Services LLC ("JCS") in connection with providing a replacement share lending arrangement to the Initial Loan (the "Replacement Share Lending Arrangements"), which 3,582,880 shares (the "Replacement Borrowed Shares") are being registered under this prospectus for resale by such selling shareholders as provided in the paragraph below.

Use of proceeds

Primary Offering:
Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for vessel acquisitions, capital expenditures, repayment of indebtedness, working capital, and general corporate purposes.

Secondary Offering:
We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, including the Warrant Shares, or the Existing Warrants offered pursuant to this prospectus.

See "Use of Proceeds" and "Plan of Distribution."

Existing Warrants to be offered by the Selling Shareholders
Each Existing Warrant is exercisable for one-twentieth of a share of common stock at an exercise price of $556.40 per share (subject to adjustment as set forth in the Warrant Agreement (as defined herein)). Unexercised Existing Warrants expire on October 15, 2021.

Registration Rights Agreement
On October 15, 2014, the Company and certain of its shareholders entered into a registration rights agreement. The registration rights agreement provided the shareholders party thereto with demand and piggyback registration rights with respect to certain securities of the Company held by them, subject to the requirement that such securities qualify as Registrable Securities, as defined therein. On May 13, 2016, the Company entered into an Amended and Restated Registration Rights Agreement, or the A&R Registration Rights Agreement, with Oaktree Capital Management, L.P. and GoldenTree Asset Management LP (and their respective affiliates), which A&R Registration Rights Agreement provides them, among other things, demand and piggyback registration rights with respect to certain securities of the Company held by them, subject to the requirement that such securities qualify as Registrable Securities, as defined therein.

Listing	Our shares of common stock are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol "EGLE."

Risk Factors	You should consider carefully all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under "Risk Factors."

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we or the selling shareholders, as applicable, may offer and may describe certain risks associated with an investment in the securities. Terms used in any such prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the risk factors and all of the other information included in this prospectus, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 13, 2019, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.
Risks Related to Our Industry
Charter rates for dry bulk vessels are volatile and have declined significantly the past years since their historic highs and may remain at low levels or further decrease in the future, which may adversely affect our earnings, revenue and profitability and our ability to comply with our loan covenants.

The dry bulk shipping industry is cyclical with high volatility in charter rates and profitability.  The degree of charter rate volatility among different types of dry bulk vessels has varied widely, and in recent years, charter rates for dry bulk vessels declined significantly from historically high levels.  In the past, time charter and spot market charter rates for dry bulk carriers have declined below operating costs of vessels (including as recently as 2016).  The Baltic Dry Index, or the “BDI”, a daily average of charter rates for key dry bulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market, declined from a high of 11,793 in May 2008 to a low of 290 in February 2016, which represents a decline of 98%.  In 2018, the BDI ranged from a low of 948 in April 2018, to a high of 1,774 in July 2018.  As of September 28, 2019, the BDI stood at 1963.

Our ability to be profitable will depend upon a number of factors.  Fluctuations in charter rates result from changes in the supply of and demand for vessel capacity and changes in the supply of and demand for the major commodities carried by water internationally.  Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.  Since we charter our vessels principally in the spot market, we are exposed to the cyclicality and volatility of the spot market.  Spot market charter rates may fluctuate significantly based upon available charters and the supply of and demand for seaborne shipping capacity, and we may be unable to keep our vessels fully employed in these short-term markets.  Alternatively, charter rates available in the spot market may be insufficient to enable our vessels to operate profitably.  A significant decrease in charter rates would also affect asset values and adversely affect our profitability and cash flows.

Factors that influence the demand for dry bulk vessel capacity include:

•	supply of and demand for energy resources, commodities, consumer and industrial products;
•	changes in the exploration or production of energy resources, commodities, consumer and industrial products;
•	the location of regional and global exploration, production and manufacturing facilities;
•	the location of consuming regions for energy resources, commodities, consumer and industrial products
•	the globalization of production and manufacturing;
•	global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;
•	natural disasters and weather;
•	embargoes and strikes;
•	disruptions and developments in international trade, including trade disputes or the imposition of tariffs on various commodities or finished goods;
•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;
•	environmental and other legal regulatory developments;
•	currency exchange rates; and

Factors that influence the supply of dry bulk vessel capacity include:

•	the number of newbuilding orders and deliveries including slippage in deliveries;
•	number of shipyards and ability of shipyards to deliver vessels;
•	port and canal congestion;
•	the scrapping rate of vessels;
•	speed of vessel operation;
•	vessel casualties;
•	the number of vessels that are out of service, namely those that are laid-up, dry docked, awaiting repairs or otherwise not available for hire;
•	availability of financing for new vessels;
•	changes in national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and
•	changes in environmental and other regulations that may limit the useful lives of vessels.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations.  These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our dry bulk vessels will be dependent upon economic growth in the world’s economies, including China, Japan and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet, including vessel scrapping and ordering rates of newbuildings, and the sources and supply of dry bulk cargo to be transported by sea.  A decrease in the level of China’s imports of raw materials or a decrease in trade globally could have a material adverse impact on our charterers’ business and, in turn, could cause a material adverse impact on our results of operations, financial condition and cash flows.  Global dry bulk supply is expected to remain low over the next two years, as a result of low orders placed over the past three years and the implementation of the IMO low sulfur regulation. Although global economic conditions have improved, there can be no assurance as to the sustainability of future economic growth.  Adverse economic, political, social or other developments could have a material adverse effect on our business, financial condition and operating results.

If we are required to charter our vessels at a time when demand and charter rates are very low, we may not be able to secure employment for our vessels at all, or we may have to accept reduced and potentially unprofitable rates.  If we are unable to secure profitable employment for our vessels, we may decide to lay-up some or all unemployed vessels until such time that charter rates become attractive again.  During the lay-up period, we will continue to incur some expenditures, such as insurance and maintenance costs, for each such vessel.  Additionally, before exiting lay-up, we will have to pay reactivation costs for any such vessel to regain its operational condition.  As a result, our business, financial condition, results of operations and cash flows and our compliance with covenants in our credit facilities may be affected.

Risks Related to Our Operations
World events could affect our operations and financial results.
Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. Continuing conflicts, instability and other recent developments in the Middle East and elsewhere, including recent events involving vessels in the Strait of Hormuz and off the coast of Gibraltar, and the presence of U.S. or other armed forces in Afghanistan and Syria, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

For additional risks related to our operations, please see “Item 1A. Risk Factors-Industry Specific Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018.

Risks Related to Our Common Stock
The effect of the sale of any borrowed shares, which sales, if any, may be made to facilitate transactions by which investors in our convertible notes may hedge their investments, may be to lower the market price of our common stock.
We have been advised that certain selling shareholders may sell borrowed shares (including under this prospectus) and use the resulting short position to establish or maintain their hedge with respect to their investments in our convertible notes. The existence of the share lending arrangements and the short sales of our common stock effected in connection therewith could cause the market price of our common stock to be lower over the term of the share lending arrangements than it would have been had we not entered into such arrangements, due to the effect of the increase in the number of our outstanding shares of common stock being traded in the market or otherwise.
Future sales, or availability for sale, of common stock by shareholders could depress the market price of our common stock.
Sales of a substantial number of shares of our common stock in the public market, including sales by any selling shareholder, or the perception that large sales could occur could depress the market price of our common stock. Such future sales, or perception thereof, could also impact our ability to raise capital through future offerings of equity or equity-linked securities. As of September 27, 2019, we had 76,738,527 shares of common stock issued and outstanding.
To the extent we issue common stock upon conversion of our convertible notes, the conversion of some or all of our convertible notes will dilute the ownership interests of existing stockholders. If we elect to deliver shares to holders of our convertible notes with respect to the principal amount owed at maturity, the ownership interests of existing stockholders would be diluted. Any sales in the public market of common stock so issued could adversely affect prevailing market prices of our common stock. In addition, the existence of our convertible notes may encourage short selling by market participants because the conversion of our convertible notes could depress the price of our common stock.

Risks Related to Forum Selection
Our Third Amended and Restated Articles of Incorporation provide that the U.S. federal courts located in the Southern District of New York or, if such courts lack jurisdiction, the state courts of the State of New York, shall be the sole and exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Third Amended and Restated Articles of Incorporation, or our Articles of Incorporation, provide that, unless the Company consents in writing to the selection of an alternative forum, the U.S. federal courts located in the Southern District of New York or, if such court lacks jurisdiction, the state courts of the State of New York, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of a breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the BCA or (d) any action asserting a claim governed by the internal affairs doctrine.  This forum selection provision could apply to actions brought under provisions of the federal securities laws, including the U.S. Securities Act of 1933, as amended and the U.S. Securities and Exchange Act of 1934, as amended. The forum selection provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits with respect to such claims.

The Company may not achieve the intended benefits of having a forum selection provision if it is found to be unenforceable.

Our Articles of Incorporation include a forum selection provision as described above. However, the enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provision contained in our Articles of Incorporation to be inapplicable or unenforceable in such action. If a court were to find the forum selection provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements reflect management’s current expectations and observations with respect to future events and financial performance.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The principal factors that affect our financial position, results of operations and cash flows include, charter market rates, which have declined significantly from historic highs, periods of charter hire, vessel operating expenses and voyage costs, which are incurred primarily in U.S. dollars, depreciation expenses, which are a function of the cost of our vessels, significant vessel improvement costs and our vessels’ estimated useful lives, and financing costs related to our indebtedness. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following: (i) changes in demand in the dry bulk market, including, without limitation, changes in production of, or demand for, commodities and bulk cargoes, generally or in particular regions; (ii) greater than anticipated levels of dry bulk vessel new building orders or lower than anticipated rates of dry bulk vessel scrapping; (iii) changes in rules and regulations applicable to the dry bulk industry, including, without limitation, legislation adopted by international bodies or organizations such as the International Maritime Organization and the European Union or by individual countries; (iv) actions taken by regulatory authorities including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control; (v) changes in trading patterns significantly impacting overall dry bulk tonnage requirements; (vi) changes in the typical seasonal variations in dry bulk charter rates; (vii) changes in the cost of other modes of bulk commodity transportation; (viii) changes in general domestic and international political conditions; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated dry docking costs); (x) significant deteriorations in charter hire rates from current levels or the inability of the Company to achieve its cost-cutting measures; and (xi) the outcome of legal proceeding in which we are involved; and other factors listed from time to time in our filings with the Commission. This discussion also includes statistical data regarding world dry bulk fleet and orderbook and fleet age. We generated some of this data internally, and some were obtained from independent industry publications and reports that we believe to be reliable sources. We have not independently verified this data nor sought the consent of any organizations to refer to their reports in this prospectus. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS
Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by us pursuant to this prospectus for vessel acquisitions, capital expenditures, repayment of indebtedness, working capital, and general corporate purposes. We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, Existing Warrants and Warrant Shares offered by the selling shareholders pursuant to this prospectus, although we will receive the proceeds from the exercise of the Existing Warrants. Any amounts we receive from such exercises will be used as described above. The holders of the Existing Warrants are not obligated to exercise the Existing Warrants and we cannot assure you that such holders will choose to exercise all or any of the Existing Warrants.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2019, on an:
•	actual basis; and
•	adjusted basis, giving effect to the offering of our convertible notes.
You should read the information below in connection with the section of this prospectus entitled “Use of Proceeds” as well as the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 13, 2019, and our Quarterly Report on Form 10-Q containing our Management Discussion and Analysis of Financial Condition and Results of Operations and unaudited condensed consolidated financial statements and related notes thereto for the three and six months ended June 30, 2019, filed with the Commission on August 6, 2019, each of which is incorporated by reference herein.
	As of June 30, 2019
In USD	Actual	As adjusted
Cash and Cash Equivalents(1)(5)	$65,462,883	$177,462,883

Current Debt:
Norwegian Bond Debt(2)	8,000,000	8,000,000
Ultraco Debt Facility(3)	21,679,587	21,679,587

Long-Term Debt:
Norwegian Bond Debt(2)	179,151,901	179,151,901
Ultraco Debt Facility(3)	123,589,834	123,589,834
Unsecured Convertible Bonds(4)	—	112,000,000

Total Debt:	332,421,322	444,421,322

Stockholders’ Equity:
Common Stock(5)	713,485	713,485
Additional Paid-In Capital	896,064,585	896,064,585
Accumulated Deficit	(421,339,912)	(421,339,912)

Total Stockholders’ Equity	475,438,158	475,438,158

Total Capitalization:	$807,859,480	$919,859,480

(1)	Includes restricted cash of $26.9 million.
(2)
At June 30, 2019, our 8.250% Senior Secured Bonds issued on November 28, 2017 by Eagle Bulk Shipco LLC, one of our wholly-owned subsidiaries, or the Norwegian Bond Debt, totaled $192.0 million net of $4.9 million of debt discount and issuance costs.

(3)
At June 30, 2019, our senior secured credit facility, which Ultraco Shipping LLC, one of our wholly-owned subsidiaries, entered into as borrower on January 25, 2019, with us and certain of our indirect vessel-owning subsidiaries, as guarantors, the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB (PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners,and ABNAMRO, as arranger, security trustee and facility agent, or the Ultraco Debt Facility, totaled $148.4 million net of $3.1 million of debt issuance costs.

(4)
Offered prior to this prospectus and by means of a separate offering memorandum, in a private placement to qualified institutional buyers under Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions under Regulation S. The proceeds of $112.0 million are net of issuance costs and include the proceeds from the sale of $14,120,000 aggregate principal amount of additional notes pursuant to the initial purchasers’ partial exercise of their option to purchase additional notes.

(5)
As of June 30, 2019, the Company had 700,000,000 authorized shares of common stock, of which 71,348,524 were issued and outstanding. Additionally, there were 25,000,000 authorized preferred shares, par value $0.01, of which none were issued and outstanding.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our Articles of Incorporation, and second amended and restated by-laws, or the By-Laws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of capital stock and the material terms of our Articles of Incorporation and By-Laws contained in our Annual Report on Form 10-K, filed with the Commission on March 13, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, together with our Articles of Incorporation and By-Laws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”
Purpose
Our purpose, as stated in our Articles of Incorporation, is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our Articles of Incorporation and By-Laws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Under our Articles of Incorporation, our authorized capital stock consists of 700 million shares of common stock, par value $0.01 per share, of which 76,738,527 shares are issued and outstanding as of September 27, 2019, and 25 million shares of preferred stock, par value $0.01 per share, or the preferred stock, of which no shares of preferred stock are issued and outstanding as of September 27, 2019. All of our issued and outstanding shares of common stock are in registered form.
Description of Common Stock
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, if any, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of assets or funds legally available for dividends. Upon our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders or our common stock will be entitled to receive pro rata our remaining assets and funds available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.
Description of Preferred Stock
Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•
the designation, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; provided that the total shares of preferred stock shall in no event have an aggregate liquidation preference of more than $300 million; and

•	the voting rights, if any, of the holders of the series.

It is not possible to state the actual effect of the authorization and issuance of one or more series of preferred stock upon the rights of holders of common stock until our board of directors determines the specific terms, rights and preferences of a series of preferred stock.
The material terms of any series of preferred stock that we offer through a prospectus supplement, as well as any material United States federal income tax considerations, will be described in that prospectus supplement.
Authorized but Unissued Capital Stock
The BCA does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which will apply so long as our common stock is listed on Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock.
Directors
Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.
 Our board of directors is elected annually, and each director elected holds office for a one-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us and for the reimbursement of reasonable and documented expenses.
Shareholder Meetings
Under our By-Laws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. The Articles of Incorporation and By-Laws provide that, except as otherwise required by law, special meetings of shareholders may be called at any time only by (i) the lead director (if any), (ii) the chairman of the board of directors, (iii) the board of directors pursuant to a resolution duly adopted by a majority of the board stating the purpose or purposes thereof, or (iv) any one or more shareholders who beneficially owns, in the aggregate, 15% or more of the aggregate voting power of all then-outstanding shares of common stock and any other class or series of capital stock of the Company entitled to vote generally in the election of directors. The notice of any such special meeting is to include the purpose or purposes thereof, and the business transacted at the special meeting is limited to the purpose or purposes stated in the notice (or any supplement thereto). These provisions may impede the ability of shareholders to bring matters before a special meeting of shareholders. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our By-Laws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our By-Laws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.
The limitation of liability and indemnification provisions in our Articles of Incorporation and By-Laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and By-Laws
Several provisions of our Articles of Incorporation and By-Laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent
(1) the merger or acquisition of our Company by means of a tender offer, a proxy contest, or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Blank Check Preferred Stock
Under the terms of our Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue shares of blank check preferred stock; provided that the total shares of blank check preferred stock shall in no event have an aggregate liquidation preference of more than $300 million. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management.

Election and Removal of Directors
Our Articles of Incorporation prohibit cumulative voting in the election of directors. Our By-Laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles of Incorporation also provide that our directors may only be removed for cause upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for the election of directors. Newly created directorships resulting from an increase in the number of directors and vacancies occurring on our board of directors for any reason may only be filled by a vote of a majority of the directors then in office, even if less than a quorum exists (except that a quorum is required if the vacancy results from an increase in the number of directors).
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our By-Laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice will have to be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first, in order for such notice by a shareholder to be timely. Our By-Laws also specify requirements as to the form and content of a shareholder’s notice. These advance notice requirements, particularly the 60 to 90 day requirement, may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Action by Written Consent
Our By-Laws provide that any action required or permitted to be taken by the shareholders may be effected only at a duly called annual or special meeting of the shareholders. Except as otherwise mandated by law, the ability of shareholders to consent in writing to the taking of any action is specifically denied.
Certain Voting Requirements
Our Articles of Incorporation provide that a two-thirds vote is required to amend or repeal certain provisions of our Articles of Incorporation and By-Laws, including those provisions relating to: the number and election of directors; filling of board vacancies; resignations and removals of directors; director liability and indemnification of directors; the power of shareholders to call special meetings; advance notice of director nominations and shareholder proposals; and amendments to our Articles of Incorporation and By-Laws. These supermajority provisions may discourage, delay or prevent the changes to our Articles of Incorporation or By-Laws.
Registrar and Transfer Agent
The registrar and transfer agent for our shares of common stock is Computershare Trust Company, N.A.
Listing
Our shares of common stock are listed on Nasdaq under the symbol “EGLE.”

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this registration statement, or as an exhibit to an Exchange Act report that will be incorporated by reference to the registration statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.
The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.
You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;
•
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;
•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;
•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;
•	any terms with respect to subordination;
•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and
•	the applicability of any guarantees.
Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.
Senior Debt
We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).
In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.
If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.
If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.
Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.
Senior debt means:
•
the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;
•	all hedging obligations;
•	all obligations representing the deferred purchase price of property; and
•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;
•	but senior debt does not include:
•	subordinated debt securities; or
•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants
Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;
•	the ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.
Modification of the Indentures
Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:
(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
(2)
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
(4)
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
(6)
makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;
will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default
Each indenture defines an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium when due;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.
In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.
A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.
Subsidiary Guarantees
Each of our current subsidiaries, each a 100 percent directly or indirectly owned subsidiary (the “guarantors”), will issue guarantees of the debt securities, if any of them issue guarantees, and such guarantees will be full and unconditional and will constitute the joint and several obligations of such guarantors. The guarantors are our sole subsidiaries, other than Anemi Maritime Services S.A., which is minor as understood by Rule 3-10(h) of Regulation S-X. The Company has no assets or operations independent of its subsidiaries.
The terms and conditions of the subsidiary guarantees offered for sale, if any, will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities
We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.
Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.
So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.
The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.
Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.
We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:
•
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or
•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.
Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.
In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.
DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.
DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.
DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.
The 2014 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.
Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.
Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.
If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.
To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.
DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.
We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS
General
We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, in which the price of such warrants will be payable;
•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Existing Warrants to be Offered by the Selling Shareholders
The Company issued the Existing Warrants, pursuant to the terms of that certain Warrant Agreement, dated as of October 15, 2014, or the Warrant Agreement, by and among the Company and Computershare Inc., a Delaware corporation, or Computershare, and its wholly owned subsidiary Computershare Trust Company N.A., a federally chartered trust company, or, together with Computershare, the Warrant Agent. Each Existing Warrant has a 7-year term (commencing on October 15, 2014) and was originally exercisable for one share of common stock (subject to adjustment as set forth in the Warrant Agreement and dilution by the Management Incentive Program). The Existing Warrants were originally exercisable at an exercise price of $27.82 per share (subject to adjustment as set forth in the Warrant Agreement). On August 5, 2016, the Company completed a 1 for 20 reverse stock split, or the Reverse Stock Split, of its issued and outstanding shares of common stock. Therefore, following the Reverse Stock Split, each Existing Warrant is exercisable for one-twentieth of a share of common stock at an exercise price of $556.40 per share. The Warrant Agreement contains customary anti-dilution adjustments in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transaction.
This description of the Existing Warrants is qualified in its entirety by reference to the Form of Specimen Warrant Certificate and Warrant Agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
No Rights as Shareholders
Holders of warrants (including the Existing Warrants), as such, will not be entitled to vote, to consent, to receive dividends or to receive notice as shareholders with respect to any meeting of shareholders, or to exercise any rights whatsoever as our shareholders.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•
equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.
If purchase contracts are offered, the prospectus supplement will specify the material terms of the purchase contracts. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each shareholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, preferred stock, common stock or any combination of such securities. The applicable prospectus supplement will describe:
•
the terms of the units and of the rights, purchase contracts, warrants, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SHAREHOLDERS
The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders, based on 76,738,527 shares of common stock outstanding as of September 27, 2019. We have prepared the table and the related notes based on information supplied to us by the selling shareholders, any Schedules 13D or 13G and other public documents filed with the Commission. We have not sought to verify such information. The table assumes the sale of all of the shares of our common stock (including any Warrant Shares) and Existing Warrants offered by the selling shareholders in this offering. Additionally, some or all of the selling shareholders may have sold or transferred some or all of the securities listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling shareholders may change over time, as it is possible that the selling shareholders may acquire or dispose of Existing Warrants or shares of our common stock from time to time after the date of this prospectus. Changes in such information will be set forth in prospectus supplements to the extent required. On October 15, 2014, we entered into the Warrant Agreement pursuant to which the Existing Warrants were issued and on May 13, 2016, we entered into the A&R Registration Rights Agreement and certain related agreements with Oaktree Capital Management, L.P. and GoldenTree Asset Management LP (and their respective affiliates).
The term “selling shareholder” includes the shareholders listed below and their respective transferees, assignees, pledgees, donees and other successors. Following the effectiveness of this registration statement, the 3,582,880 Replacement Borrowed Shares that were issued to JCS on August 8, 2019 are expected to be allocated to certain holders of our convertible notes on a pro rata basis based on their ownership of our convertible notes or under any other method as determined by us and/or Jefferies in our or its sole discretion. However, we cannot be certain of the identities of every such holder at this time. The identity of any selling shareholder, including any material relationship between us, our affiliates or predecessors, and a selling shareholder within the last three years, the number of shares of our common stock held by a selling shareholder before and after the offering, the number of shares of common stock to be offered by a selling shareholder, the percentage of our shares of common stock held by a selling shareholder before and after the offering, and the price and terms upon which our shares of common stock are to be sold by a selling shareholder may to the extent not included herein be set forth in a prospectus supplement to this prospectus.
Selling shareholders not included in the table below may not sell any shares of our common stock pursuant to this prospectus until we have identified the selling shareholder and the shares being offered for resale by the selling shareholder herein (including in any amendment hereto) or in a subsequent prospectus supplement. Selling shareholders may also sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.
Any prospectus supplement may add, substitute or change information contained in this prospectus, including the identity of such selling shareholders. See “Use of Proceeds” and “Plan of Distribution.”
We will bear all costs, expenses and fees in connection with the registration of shares of our common stock, Existing Warrants and Warrant Shares to be sold by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Selling Shareholder(1)	Number of shares beneficially owned prior to this offering		Number of shares offered	Number of warrants offered	Shares underlying warrants being offered	Shares beneficially owned after giving effect to this offering
	Number	Percentage				Number	Percentage
Oaktree Capital Management, L.P. (2)	29,544,503	38.5%	29,544,139	7,280	364	0	0%
GoldenTree Asset Management LP (3)	14,089,271	18.4%	14,089,098	3,468	173	0	0%
Linden Capital L.P. (4)	1,188,372	1.5%	1,188,372	0	0	0	0%
Graham Credit Opportunities Ltd. (5)	37,247	0.05%	37,247	0	0	0	0%
Graham Marco Strategic Ltd. (6)	535,777	0.7%	535,777	0	0	0	0%
QVT Family Office Fund LP (7)	371,163	0.5%	371,163	0	0	0	0%
Quantum Partners LP (8)	1,302,194	1.7%	1,302,194	0	0	0	0%
Palindrome Master Fund LP (9)	65,247	0.09%	65,247	0	0	0	0%

(1)
Also includes any sale of the Existing Warrants and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling shareholders after the effective date of the registration statement of which this prospectus forms a part. The information concerning the selling shareholders may change from time to time, and any changes and the names of any transferees, pledgees, donees, and other successors in interest will be set forth in supplements to this prospectus to the extent required.

(2)
Based on information provided to us, the securities to which this filing relates are owned directly by OCM Opps EB Holdings, Ltd. (“EB Holdings”). The securities may also be deemed to be beneficially owned by Oaktree Capital Management, L.P. (“OCM”), solely as the sole director of EB Holdings, Oaktree Holdings, Inc. (“Holdings”), solely as the general partner of OCM, Oaktree Capital Group, LLC (“OCG”), solely as the sole shareholder of Holdings, and Oaktree Capital Group Holdings GP, LLC (“OCGH” and, together with EB Holdings, OCM, Holdings and OCG, the “Oaktree Reporting Persons”), solely as the duly elected manager of OCG. The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank and Sheldon M. Stone, who, by virtue of their membership interests in OCGH, may be deemed to share voting and dispositive power with respect to the shares of common stock held by EB Holdings. Each of the general partners, managing members, directors and managers described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by the Oaktree Reporting Persons, except to the extent of any pecuniary interest therein. The address of the beneficial owners is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Shares listed consist of (i) 29,544,139 shares of common stock, and (ii) 364 shares of common stock issuable upon exercise of the warrants issued and distributed by the Company to the reporting persons in connection with the Company’s restructuring in October 2014.

(3)
Based on information provided to us, GoldenTree Asset Management LP, or GoldenTree, GoldenTree Asset Management LLC and Mr. Tananbaum have beneficial ownership of the securities listed. The address of the beneficial owners is 300 Park Avenue, 21st Floor, New York, New York 10022, and the shares listed consist of (i) 21,889 shares of common stock held directly by GoldenTree E Distressed Debt Fund II LP, (ii) 290,845 shares of common stock held directly by GoldenTree E Distressed Debt Master Fund II LP, (iii) 1,219,288 shares of common stock held directly by GoldenTree Distressed Fund 2014 LP, (iv) 7,591,272 shares of common stock held directly by GoldenTree Distressed Master Fund 2014 Ltd., (v) 1,538,335 shares of common stock held directly by GoldenTree NJ Distressed Fund 2015 LP, (vi) 8,483 shares of common stock held directly by GoldenTree Entrust Master Fund SPC on behalf of and for the account of Segregated Portfolio I, (vii) 34,001 shares of common stock held directly by GT NM, L.P., (viii) 3,025,904 shares of common stock held directly by GoldenTree 2004 Trust, (ix) 359,081 shares of common stock held directly by certain separate accounts managed by GoldenTree, and (x) 173 shares of common stock issuable upon exercise of the warrants.

(4)
The shares directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principle owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the shares held by Linden Capital L.P.

(5)	Graham Capital Management, L.P. ("GCM") is the sole director of Graham Credit Opportunities Ltd. KGT Inc. is the general partner of GCM. Kenneth G. Tropin is the sole shareholder of KGT Inc.
(6)	Graham Capital Management, L.P. ("GCM") is the sole director of Graham Macro Strategic Ltd. KGT Inc. is the general partner of GCM. Kenneth G. Tropin is the sole shareholder of KGT Inc.
(7)
QVT Financial LP is the investment manager for QVT Family Office Fund LP (the "Fund"), and as such may be deemed to beneficially own the Common Shares held by the Fund. QVT Financial LP has the power to direct the vote and disposition of securities held by the Fund. QVT Financial GP LLC is the general partner of QVT Financial LP, and as such may be deemed to beneficially own the Common Shares beneficially owned by QVT Financial LP. QVT Associates GP LLC, as general partner of the Fund, may also be deemed to beneficially own the Common Shares held by the Fund. Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu are the managing members of QVT Financial GP LLC and QVT Associates GP LLC. Messrs. Gold, Brumm, Chu and Fu disclaim beneficial ownership of the Common Shares held by the Fund.

(8)
This statement relates to shares held for the account of Quantum Partners LP, a Cayman Islands exempted limited partnership ("Quantum Partners"). Soros Fund Management LLC ("SFM LLC") serves as investment manager to Quantum Partners. As such, SFM LLC has been granted investmentdisoretion over portfolio investments, including the shares, held for the account of Quantum Partners. As of the date hereof, George Soros is the Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the Manager of SFM LLC.

(9)
This statement relates to shares held for the account of Palindrome Master Fund LP, a Delaware limited partnership ("Palindrome"). Soros Fund Management LLC ("SFM LLC") serves as investment manager to Palindrome. As such, SFM LLC has been granted investment discretion over portfolio investments, including the Registrable Securities, held for the account of Palindrome. As of the date hereof, George Soros is the Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the Manager of SFM LLC.

PLAN OF DISTRIBUTION
The securities covered by this prospectus may be offered and sold by us and the selling shareholders, or by transferees, assignees, donees, pledgees or other successors-in-interest of such securities received from the selling shareholders, directly or indirectly through brokers-dealers, agents or underwriters on Nasdaq or any other stock exchange, market or trading facility on which such securities are traded, or through private transactions. Our securities covered by this prospectus may be transferred, sold or otherwise disposed of by any method permitted by law, including, without limitation, one or more of following transactions:
•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;
•	purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;
•	block trades, in which a broker or dealer attempts to sell the securities as agent but may position and resell a portion of the securities as principal to facilitate the transaction;
•	through the writing of options on the securities, whether such options are listed on an options exchange or otherwise;
•	through share lending arrangements (including the Initial Share Lending Arrangements and the Replacement Share Lending Arrangements) and any subsequent offers and sales in connection therewith;
•	an exchange distribution in accordance with the rules of the applicable stock exchange;
•	through privately negotiated transactions;
•	through the settlement of short sales entered into after the date of this prospectus;
•	by agreement with a broker-dealers to sell a specified number of securities at a stipulated price per share;
•	a combination of any such methods of sale;
•	through at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act; and
•	any other method permitted pursuant to applicable law.
We may offer our equity securities described in this prospectus into an existing trading market on the terms described in the prospectus supplement thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.
The selling shareholders may also sell securities under Section 4(a)(1) of the Securities Act, including transactions in accordance with Rule 144 promulgated thereunder, if available, rather than under this prospectus.
The selling shareholders may also transfer their shares including by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers-dealers or agents and in private or public transactions.
Broker-dealers engaged by us or the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us or the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser), as the case may be, in amounts to be negotiated.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
We and the selling shareholders may sell the securities at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means. The aggregate net proceeds from the sale of the securities will be the purchase price of such securities less any discounts, concessions or commissions received by broker-dealers or agents. We will not receive any proceeds from the sale of any securities by the selling shareholders.
The selling shareholders and any broker-dealers or agents who participate in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such broker-dealers or agent on the sales and any profit on the resale of securities purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.
To the extent required with respect to a particular offer or sale of our securities, we will file a prospectus supplement pursuant to Section 424(b) of the Securities Act, which will accompany this prospectus, to disclose:
•	the number and type of securities to be sold;
•	the purchase price;
•
the name of each selling shareholder, if any, and the name of any broker-dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

•	any other relevant information.
The selling shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale of securities held by them. We have not engaged any broker-dealer or agent in connection with the sale of securities held by the selling shareholders, and there is no assurance that the selling shareholders will sell any or all of their securities. We have agreed to make available to the selling shareholders copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
We will pay all expenses of the registration of the securities to be sold by certain selling shareholders pursuant to the A&R Registration Rights Agreement, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders party to the A&R Registration Rights Agreement against liabilities, including some liabilities under the Securities Act in accordance with the A&R Registration Rights Agreement or such selling shareholders will be entitled to contribution. We may be indemnified by such selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by such selling shareholders specifically for use in this prospectus, in accordance with the A&R Registration Rights Agreement or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.
The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with the selling shareholders in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have, directly or indirectly, informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of shares of our common stock against certain liabilities, including liabilities arising under the Securities Act.
We will bear the registration costs relating to the securities offered and sold by the selling shareholders under this registration statement.

EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K and the effectiveness of Eagle Bulk Shipping Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
Certain matters of Marshall Islands law will be passed upon for us by Seward & Kissel LLP, Marshall Islands counsel. Certain matters of United States law will be passed upon for us by Seward & Kissel LLP, New York, New York. Certain matters of the United States tax law will be passed upon for us by Seward & Kissel LLP, United States tax counsel.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website (http://www.eagleships.com). The information on our website, however, is not, and should not be deemed to be, a part of this prospectus or any applicable prospectus supplement.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:
•
Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 13, 2019, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 8, 2019;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Commission on August 6, 2019;
•
Our “Description of Capital Stock” contained in Item 8.01 of our Current Report on Form 8-K, filed on December 15, 2016, including any subsequently filed amendments and reports updating such description; and

•	Our Current Reports on Form 8-K, filed with the Commission on January 31, 2019, June 7, 2019, July 24, 2019, August 2, 2019, and October 7, 2019.
•
All documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
 Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement where such information under applicable Forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the Commission free of charge at the Commission’s website or our website at www.eagleships.com soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. The reference to our website does not constitute incorporation by reference of the information contained in our website. The information contained on, or that can be accessed through, our website is not part of this prospectus or the related registration statement. You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
Eagle Bulk Shipping Inc.
300 First Stamford Place, 5th Floor
Stamford, Connecticut 06902
+1 (203) 276-8100
ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands. Certain of our directors, and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of such directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

$750,000,000
Common Stock, Preferred Stock, Debt Securities, such applicable Guarantees,
Warrants, Purchase Contracts, Rights and Units
offered by Eagle Bulk Shipping Inc.
and
47,216,654 shares of Common Stock,
10,748 Warrants,
up to 537 shares of Common Stock issuable upon exercise of the Warrants offered by Selling Shareholders
and up to 537 shares of Common Stock issuable upon exercise of the Warrants offered by Eagle Bulk Shipping Inc.

EAGLE BULK SHIPPING INC.

PROSPECTUS

October 17, 2019